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Prospectus Supplement #6                        Filed pursuant to Rule 424(b)(3)
(to prospectus dated November 17, 2000)               Registration No. 333-47150


                        MERCURY INTERACTIVE CORPORATION

           4.75% Convertible Subordinated Notes Due July 1, 2007 and Shares of Common Stock Issuable Upon Conversion of the Notes
                         ________________


     This prospectus supplement relates to the resale by the holders of our 4.75% convertible subordinated notes due July 1, 2007 and the shares of our common stock issuable upon the conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus dated November 17, 2000, which is to be delivered with this prospectus supplement.

     The information in the table appearing under the heading "Selling Holders" in the prospectus is amended by the addition of the information appearing in the table below:

                                                                 Principal
                                                              Amount of Notes                                          Common Stock
                                                                Beneficially     Common Stock Owned                     Owned After
                                                                 Owned and          Prior to the         Common        Completion of
Name of Beneficial Owner                                          Offered          Offering(1)(2)      Stock Offered    the Offering
------------------------                                       ----------------    --------------      -------------    ------------

American Motorist Insurance Company............................   $   817,000           7,343              7,343             --
Arapahoe County Colorado.......................................        89,000             800                800             --
British Virgin Islands Social Security Board...................        66,000             593                593             --
City University of New York....................................       220,000           1,977              1,977             --
The Grable Foundation..........................................       176,000           1,582              1,582             --
Grady Hospital Foundation......................................       191,000           1,716              1,716             --
Local Initiatives Support Corporation..........................        84,000             755                755             --
Merrill Lynch Insurance Group..................................       380,000           3,415              3,415             --
MSD Portfolio L.P.--Investment.................................    26,780,000         240,720            240,720             --
Nabisco Holdings...............................................        53,000             476                476             --
New Orleans Firefighters Pension/Relief Fund...................       197,000           1,770              1,770             --
1976 Distribution Trust FBO Jane A. Lauder.....................        25,000             224                224             --
1976 Distribution Trust FBO A.R. Lauder/Zinterhofer............        25,000             224                224             --
Occidental Petroleum Corporation...............................       341,000           3,065              3,065             --
Ohio Bureau of Workers Compensation............................       231,000           2,076              2,076             --
ProMutual......................................................       157,000           1,411              1,411
Raytheon Master Pension Trust..................................       707,000           6,355              6,355             --
RJR Reynolds...................................................       169,000           1,519              1,519             --
Shell Pension Trust............................................       656,000           5,896              5,896             --
State of Maryland Retirement Agency............................     4,680,000          42,067             42,067             --

(1) Includes common stock into which the notes are convertible.
(2) Assumes a conversion ratio of 8.9888 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional interest.
                    ________________________________________

     Investing in our common stock or the notes involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 3 of the prospectus, as well as the "Risk Factors" section included in our recent reports filed with the Securities and Exchange Commission.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this prospectus supplement is February 14, 2001.